Exhibit 23.1

Independent Auditors’ Consent

The Partners
Southern Union Gas Services, Ltd.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37261, 33-69596, 33-69598, 33-61558, 333-79443, 333-08994, 333-42635, 333-89971, 333-36146, 333-36150 and 333-112527) and Form S-3 (No. 333-113757) of Southern Union Company of our report dated March 31, 2006, with respect to the consolidated balance sheets of Southern Union Gas Services, Ltd. as of December 31, 2005 and 2004, and the related consolidated statements of operations, partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in this Form 8-K/A of Southern Union Company dated May 17, 2006.

/s/ KPMG LLP

Fort Worth, Texas
May 15, 2006